Exhibit 4.1

EXECUTION VERSION

THIS SENIOR SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THIS SENIOR SECURED PROMISSORY NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS SENIOR SECURED PROMISSORY NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: SCILEX HOLDING COMPANY, 960 SAN ANTONIO ROAD, PALO ALTO CA 94303, ATTENTION: STEPHEN MA.

Original Issue Date: September 21, 2023

$101,875,000.00

SENIOR SECURED PROMISSORY NOTE

This SENIOR SECURED PROMISSORY NOTE (as amended, restated, supplemented, modified or replaced from time to time, this “Note”) is duly authorized and validly issued pursuant to the Securities Purchase Agreement (as from time to time amended, the “Securities Purchase Agreement”), dated as of September 21, 2023, between Scilex Holding Company, a Delaware corporation (the “Company”), having its principal place of business at 960 SAN ANTONIO ROAD, PALO ALTO CA 94303, and Oramed Pharmaceuticals Inc., a Delaware corporation (together with its successors and registered assigns, the “Holder”).

FOR VALUE RECEIVED, the Company promises to pay to the Holder the principal sum of $101,875,000.00 (the “Original Principal Amount”) on March 21, 2025 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the outstanding principal amount of this Note (“Outstanding Principal Amount”) in accordance with the provisions hereof.

This Note, together with the other senior secured promissory notes issued by the Company after the Closing Date in full or partial substitution of this Note (if any) (each as amended, restated, supplemented or otherwise modified from time to time in accordance with this Note, an “Additional Note”, and collectively, the “Additional Notes”) shall be in an aggregate original principal amount not to exceed One Hundred One Million Eight Hundred Seventy Five Thousand Dollars ($101,875,000.00).

The Securities Purchase Agreement and the Note, following the consummation of the DIP Assumption, amend and restate and replace in its entirety the Senior DIP Facility, and the obligations set forth herein and in the other Transaction Documents amend and restate and replace in their entirety the DIP Facility Obligations, and any additional documentation governing the Senior DIP Facility shall be deemed to be cancelled, terminated, and extinguished, and replaced in their entirety with the Transaction Documents.

This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement and (b) the following terms shall have the following meanings:

“2nd Lien Account Control Agreements” means any agreement entered into by and among the Agent, Scilex Pharmaceuticals, Inc. and Bank of America with respect to the accounts which are collateral for the AR Facility, which grants Agent (for the benefit of the Secured Parties) a perfected security interest in the subject account or accounts, which is in second in priority to the lender under the AR Facility.

“Acceptable Indebtedness” means (a) B. Riley Indebtedness, (b) Yorkville Indebtedness or (c) any Indebtedness incurred by the Company owing to a third-party financing provider reasonably acceptable to the Required Holders, in each case, which may be secured by proceeds from any of the ELOCs or ATM Program or unsecured; provided, that the Acceptable Indebtedness (i) shall not exceed the Acceptable Indebtedness Cap at any time and (ii) shall only be comprised of term loans (and shall not, for the avoidance of doubt, be structured as or comprised of any Indebtedness that is revolving in nature or is otherwise permitted to be repaid and reborrowed from time to time); provided further, that the Company shall provide the Holder a reasonable opportunity (not to exceed three (3) Business Days) to review and provide reasonable comments to the definitive documentation of any such Acceptable Indebtedness prior to the incurrence or guarantee thereof.

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Company or any Qualified Subsidiary, and the applicable bank or other institution (including a securities intermediary) in which Company or any Subsidiary maintains a deposit account or an account holding investment property and which grants Agent (for the benefit of the Secured Parties) a perfected first priority security interest in the subject account or accounts.

“Additional Note” has the meaning set forth in the preamble.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act. “Affiliated” has a meaning correlative thereto.

“Agent” has the meaning set forth in the Securities Purchase Agreement.

“Anticipated/Known Breach” means each breach or default under any Material License Agreement or Material License that has occurred and is continuing or is anticipated to occur that is listed on the written schedule delivered by the Company to the Holder on the day immediately prior to the Closing Date.

“Applicable Rate” means, for any Interest Period, a fluctuating per annum interest rate equal to the sum of (1) greater of (x) the Floor and (y) Term SOFR and (2) eight and one half percent (8.5%); provided that the “Applicable Rate” with respect to any Benchmark other than Term SOFR, shall mean the sum of (1) the greater of (x) the Floor and (y) the Benchmark Replacement and (2) eight and one half percent (8.5%). Any change in Term SOFR or the Benchmark Replacement shall be effective from and including the effective date of such change in Term SOFR or the Benchmark Replacement.

“AR Credit Agreement” has the meaning set forth in the definition of “AR Facility”.

“AR Facility” means all Indebtedness and other obligations of the Company and its Subsidiaries pursuant to that certain Credit and Security Agreement, dated June 27, 2023 (the “AR Credit Agreement”), by and between Scilex Pharmaceuticals, Inc., as borrower, and eCapital Healthcare Corp., as lender, and the related Guaranty Agreement, dated June 27, 2023, by and between eCapital Healthcare Corp. and the Company, as guarantor, in each case, as in effect on the date of the Securities Purchase Agreement.

“ATM Program” has the meaning set forth in Section 7(b)(ix).

“ATM Sales Agreement” has the has the meaning set forth in Section 7(b)(ix).

“ATM Shelf” has the meaning set forth in Section 7(b)(ix).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date; not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2(c).

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the

Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, or (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2(c).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Required Holders (and that is acceptable to the Required Holders) for the applicable Benchmark Replacement Date: (a) Daily Simple SOFR; or (b) the sum of: (i) the alternate benchmark rate that has been selected by the Required Holders in consultation with the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Holders in consultation with the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Required Holders, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Blocked Account” has the meaning set forth in Section 7(c).

“Board Observer” has the meaning set forth in Section 5(a).

“Board Observer Expense Cap” has the meaning set forth in Section 5(d).

“Board Observer Fee Cap” has the meaning set forth in Section 5(d).

“BRE” has the meaning set forth in Section 7(d).

“BRE Organizational Documents” has the meaning set forth in Section 7(d).

“B. Riley ELOC” has the meaning set forth in clause (b) of the definition of ELOCs.

“B. Riley Indebtedness” means any Indebtedness incurred by the Company owing to B. Riley Securities, and which may be secured by proceeds from any of the ELOCs or ATM Program or unsecured.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Sweep Financing” means any Equity Issuance and any issuance or incurrence of Indebtedness or debt financing excluding (a) any outstanding Indebtedness under the AR Facility, (b) any Equity Issuance undertaken by means of either of the ELOCs, (c) the Subordinated Debt and (d) Acceptable Indebtedness (if any) (provided, that such exclusion shall apply only to the extent of such Indebtedness that is not in excess of the thresholds applicable thereto as set forth in the definition of “Permitted Indebtedness” including, for the avoidance of doubt, the AR Facility Cap, the Acceptable Indebtedness Cap and the Subordinated Debt Cap).

“Cash Sweep Financing Source” has the meaning set forth in Section 2(g)(i).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of exercise of the Securities issued under the Securities Purchase Agreement), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors that is not approved by a majority of those individuals who are members of the Board of Directors on the date of the Securities Purchase Agreement (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Company Boards” has the meaning set forth in Section 5(a).

“Competitor” means any Person that is (i) identified in a written schedule of all such entities delivered by the Company to Oramed on the day immediately prior to the Closing Date, or (ii) otherwise directly engaged in the manufacture or sale of pharmaceutical products targeting pain management (provided, for the avoidance of doubt, that any Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of the Company or its Subsidiaries, shall not be deemed to be a Competitor for purposes of this definition).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Required Holders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required Holders in a manner substantially consistent with market practice.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) four percent (4%). If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that, any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days; provided further, Daily Simple SOFR shall be rounded upwards to the next 1/100% (if necessary). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Default” means any breach of or default under any term, provision, condition, covenant or agreement contained in this Note or any other Transaction Document or any other event, in each case that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2(d).

“DIP Facility Obligations” has the meaning set forth in the Securities Purchase Agreement.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled or mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock.

“Dollars”, “dollars” and “$” each means lawful money of the United States of America.

“eCapital Subordination Agreement” means the Subordination Agreement, dated September 21, 2023, by and among the Agent and eCapital Healthcare Corp. with respect to the AR Facility or, if applicable, any successor lender to eCapital Healthcare Corp. in connection with any Refinancing Indebtedness in respect of the AR Facility.

“Effectiveness Period” has the meaning set forth in the Registration Rights Agreement.

“Eligible Assignee” means (a) any Affiliate of the Holder and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended); provided, that neither the Company nor any of its Affiliates shall be an Eligible Assignee; provided further, that no person who is a Competitor shall be an Eligible Assignee.

“ELOCs” means (a) any advance subject to the standby equity purchase agreement entered into between the Company and YA II PN, Ltd., dated November 17, 2022, as amended by an amended and restated standby equity purchase agreement on February 8, 2023, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time following the Closing Date (the “YA ELOC”) and (b) any advance or additional advance subject to the standby equity purchase agreement entered into between the Company and B. Riley Principal Capital II, LLC, dated as of January 8, 2023 as such agreement may be amended, restated, supplemented or otherwise modified from time to time following the Closing Date (the “B. Riley ELOC”).

“Event of Default” has the meaning set forth in Section 8(a).

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all (1) all Exercise Notices (as defined in the Warrants) of the Holder in accordance with the terms of the Warrants, (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Warrant Shares issuable pursuant to the Warrants (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Warrant Shares issuable pursuant to the Warrants (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company and set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future) and (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the Warrant Shares then issuable pursuant to the Warrants.

“Equity Issuance” means (a) any issuance or sale by the Company or any of its Subsidiaries of any Capital Stock (including any Capital Stock issued upon exercise or conversion of any Equity Rights) or any Equity Rights and other than any issuance contemplated by clauses (a) or (b) of the definition of “Exempt Issuance” set forth in the Securities Purchase Agreement or (b) the receipt by the Company or any of its Subsidiaries of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution), in each case for bona fide capital-raising purposes.

“Equity Rights” means, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights, convertible debt, or other equity-linked securities or agreements of any kind for the issuance or sale, of any additional Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

“Excluded Accounts” means (i) payroll, healthcare and other employee wage and benefit accounts, provided that the balance of all such accounts does not exceed $1,500,000 in the aggregate at any time, (ii) cash collateral accounts subject to Permitted Liens, in each case with a balance which does not exceed $500,000 individually or $1,000,000 for all such accounts in the aggregate at any one time, (iii) deposit accounts used for disbursements, accounts payable, and clearinghouse purposes not otherwise being provided by the bank at which such deposit accounts are held, in each case with a balance which does not exceed $1,000,000 individually or $2,000,000 for all such accounts in the aggregate at any one time (iv) accounts with a balance which does not exceed $100,000 individually or $500,000 for all such accounts in the aggregate at any one time, and (v) the funds or other property held in or maintained for such purposes in any such account described in clauses (i) through (iv).

“Exit Fee” has the meaning set forth in Section 4.

“Exit Fee Triggering Event” has the meaning set forth in Section 4.

“Floor” means four percent (4%).

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or

(z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin- off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of the Securities Purchase Agreement calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Holder Cash Sweep Amount” means, with respect to any Cash Sweep Financing, seventy percent (70.0%) of the cash proceeds (net of underwriting discounts, accounting, investment banking or broker fees and sales commissions and other reasonable and documented out-of-pocket costs and expenses of the Company associated therewith, in each case, paid to non-Affiliates) received by the Company or any of its Subsidiaries from such financing.

“Holder ELOC Sweep Amount” means, with respect to any advance under the ELOCs, seventy percent (70.0%) of the cash proceeds (net of reasonable and documented out-of-pocket costs and expenses associated therewith, in each case, paid to non-Affiliates) received by the Company or any of its Subsidiaries from such advance.

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade credit and trade accounts payable incurred in the ordinary course of business), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person (excluding trade credit and trade accounts payable incurred in the ordinary course of business), (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person. The foregoing to the contrary notwithstanding, “Indebtedness” shall not include: (i) contingent obligations incurred in the ordinary course of business consistent with past practice in connection with trade credit and trade payables and, for the avoidance of debt, not in respect of borrowed money; (ii) deferred or prepaid revenues, (iii) any milestone or bonus payments (whether performance or time-based), and royalty, licensing, revenue or profit sharing arrangements, in each case, characterized as such and arising expressly out of Permitted Licenses; or (iv) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than sixty (60) days, and in no event in excess of $250,000 in the aggregate at any time outstanding.

“Interest Payment Date” has the meaning set forth in Section 2(a).

“Interest Period” means, (a) initially, the period beginning on (and including) the Original Issue Date and ending on (and including) the last day of the calendar month in which the Original Issue Date occurs, and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (i) the last day of such calendar month and (ii) the Maturity Date.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“License Agreement” means any license or sublicense agreement pursuant to which the Company or any of its Subsidiaries is the licensee or grantee of any Intellectual Property Rights, as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified not in contravention of this Note.

“Licensor” means the licensor or grantor of any Intellectual Property Rights under a License Agreement.

“Liquidity” means the sum of (a) all unrestricted cash and cash equivalents of the Company and its Qualified Subsidiaries (without duplication), which cash, for the avoidance of doubt, shall not be subject to any liens or encumbrances except for those of the Holder and (b) availability within the Borrowing Base (as defined in the AR Facility) under the AR Facility.

“Make-Whole Amount” means, in connection with any Voluntary Prepayment of this Note, an amount equal to fifty percent (50.0%) of the amount of additional interest that would accrue on the principal amount so prepaid at the Applicable Rate from the Prepayment Date through and including the Maturity Date.

“Mandatory Default Amount” means the sum of (a) 125% of the Outstanding Principal Amount, plus 100% of accrued and unpaid interest hereon, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“Mandatory Prepayment Trigger Date” means the earlier of (x) April 1, 2024 and (y) the date upon which all of the Acceptable Indebtedness (excluding for the avoidance of doubt, any Refinancing Indebtedness in respect thereof; provided, that any Acceptable Indebtedness incurred in order to refinance the Yorkville Debentures shall not constitute Refinancing Indebtedness for purposes of this parenthetical) is repaid in full.

“Material License” means any license of Intellectual Property Rights under a Material License Agreement.

“Material License Agreement” means (a) those License Agreements set forth on Schedule 4 hereto on the Closing Date, (b) all License Agreements disclosed as material in SEC Filings of the Company from time to time, and (c) all other License Agreements, whether now in existence or entered into following the Closing Date, that are or become material to the Company or the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, from time to time.

“Monthly Reports” means (i) a profit and loss statement with detail by product for (a) net sales, (b) cost of sales (c) royalty/milestone obligations for the applicable period, (ii) operating expenses on a line-item basis, (iii) a Gross-to-Net report (“GtN”), including a breakdown by product between wholesale acquisition cost and net revenue (including, but not limited to, contract price discounts, cash discounts, rebates (patient co-pay cards, managed care and commercial), distribution fees, wholesaler service fees (DSAs), PBM admin fees, commercial and managed care fees, federal government chargebacks (e.g., 340b), vouchers, return reserves, and wholesaler prompt pay discount), and (iv) new and total scripts by product (provided, for the avoidance of doubt, that the Company shall provide the most recent information available to it or its Subsidiaries with respect to such new and total scripts by product as of the end of the relevant month, it being understood and acknowledged that such information becomes available to the Company or its Subsidiaries up to three months following the relevant changes, and as a result the information provided under such Monthly Reports with respect thereto will not be current with respect to the most recently ended month when provided).

“Non-Material License Agreement” means any License Agreement that is not a Material License Agreement.

“Note Holder” means the Holder and the holders of the Additional Notes.

“Note Holder Designee” has the meaning set forth in Section 10(c).

“Note Register” has the meaning set forth in Section 3(c).

“Notes” means collectively, this Note and all Additional Notes outstanding at any date of determination.

“NY Courts” has the meaning set forth in Section 9(d).

“Obligations” has the meaning set forth in the Security Agreement.

“Oramed” means Oramed Pharmaceuticals Inc., in its capacity as initial Holder of this Note.

“Original Issue Date” means the date of the issuance of this Note.

“Outstanding Principal Amount” has the meaning set forth in the preamble.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Notes, (b) Indebtedness under the AR Facility not exceeding $30,000,000 in aggregate principal amount outstanding at any time (the “AR Facility Cap”), subject always to the eCapital Subordination Agreement, and any Refinancing Indebtedness in respect thereof, (c) the Acceptable Indebtedness (for the avoidance of doubt, inclusive of Indebtedness incurred and outstanding under the Yorkville Debentures as of the Closing Date) not exceeding $30,000,000 in aggregate principal amount outstanding at any time (the “Acceptable Indebtedness Cap”) and any Refinancing Indebtedness in respect thereof; provided that, for the avoidance of doubt, Acceptable Indebtedness may be incurred prior to, concurrently with, or after the Closing Date, (d) lease obligations and purchase money indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (e) unsecured

Indebtedness not exceeding $30,000,000 in aggregate principal amount outstanding (the “Subordinated Debt Cap”), which (1) is expressly subordinate to the Note pursuant to a written subordination agreement with the Holder that is acceptable to the Holder in its sole and absolute discretion, (2) matures at a date later than the 91st day following the Maturity Date, and (3) shall not have any scheduled amortization payments, mandatory redemptions or sinking fund obligations or mandatory prepayments (including cash flow sweeps) prior to the date that is ninety-one (91) days after the Maturity Date (the Indebtedness incurred pursuant to this clause (e), the “Subordinated Debt”), (f) intercompany Indebtedness among the Company and Qualified Subsidiaries, provided that Agent (for the benefit of the Secured Parties) has a first priority perfected security interest in such intercompany Indebtedness and, unless expressly waived in writing by the Required Holders, such intercompany Indebtedness is made expressly subordinate to the Note pursuant to a subordination agreement acceptable to Agent in form and substance, (g) Indebtedness incurred in the ordinary course of business to finance insurance premiums or otherwise owed to any Person providing property, casualty, liability or other insurance to the Company or any of its Subsidiaries, but in no event in excess of $500,000 in the aggregate outstanding at any time, (h) contingent liabilities of the Company and/or its Subsidiaries in respect of intercompany indebtedness permitted under the foregoing clause (f), (i) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit in the ordinary course of business consistent with past practice, (j) Indebtedness incurred in the ordinary course of business in respect of credit cards or Cash Management Services, but in no event in excess of $100,000 in the aggregate outstanding at any time; (k) Indebtedness comprising Investments permitted under Section 7(a)(viii), (l) unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the ordinary course of business, but in no event in excess of $100,000 in the aggregate outstanding at any time, (m) Indebtedness consisting of ELOCs, if any, (n) other Indebtedness existing on the date of the Securities Purchase Agreement and listed on Schedule 3 hereto, and (o) additional Indebtedness in an aggregate amount outstanding at any one time not to exceed $500,000.

“Permitted Licenses” means: (a) intercompany licenses, sublicenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution, in each case, solely among the Company and its Qualified Subsidiaries, (b) licenses, sublicenses and grants of rights in effect on the date of the Securities Purchase Agreement and described on Schedule 2 hereto, (c) licenses, sublicenses, or grants of rights entered into in the ordinary course of business consistent with past practice or which would not be reasonably likely to have a Material Adverse Effect on the use or value of the Intellectual Property Rights; provided, that with respect to any exclusive license it shall not be exclusive with respect to any territory in North America without the prior written consent of the Required Holders and cannot result in a transfer of title to the underlying intellectual property, and (d) other licenses, sublicenses, or grants of rights to which the Required Holders shall have consented to in writing in their sole discretion.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) (i) Liens incurred in connection with Permitted Indebtedness under clause (a) of the definition thereof, (ii) Liens incurred in connection with Permitted Indebtedness under clause (b) of the definition thereof, provided that such Liens are only secured by the “Collateral” as defined in the AR Credit Agreement as set forth therein on the Closing Date (for the avoidance of doubt, irrespective of any amendments or modifications thereto following the Closing Date) and (iii) Liens incurred in connection with Permitted Indebtedness under clause (c) of the definition thereof, provided that such Liens are only secured by the proceeds of advances under the ELOCs or the ATM Sales Agreement; (d) Liens incurred in connection with Permitted Indebtedness under clause (d) of the definition thereof, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased, (e) easements, rights of way, restrictions, minor defects or irregularities in title, in each case, not interfering in any material respect with the ordinary conduct of the Company’s business and which do not materially detract from the value from the asset or property in question, (f) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement, (g) licenses, sublicenses, leases or subleases of real property or intellectual property granted by the Company (as lessor or licensor) to third persons in the ordinary course of business and, in the case of intellectual property, that are otherwise permitted by this Note and the other Transaction Documents, (h) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institution and subsequently unpaid and fees and expenses that are charged to the Company by such financial institutions in the normal course of business of the maintenance and operation of such accounts, (i) Liens on insurance policies and the proceeds thereof incurred in connection with Permitted Indebtedness under clause (g) thereof, (j) Liens existing on the date hereof and Liens securing Refinancing Indebtedness in respect thereof, (k) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves and which in the aggregate do not exceed $100,000 in the aggregate outstanding at any time, (l) Liens constituting Permitted Licenses, (m) rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Note and filed as a precautionary filing, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease, (n) Liens on amounts deposited to secure the Company’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance, (o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness, (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and (q) additional Liens the aggregate amount of obligations and/or contingent obligations secured thereby does not exceed $500,000.

“PIK Interest” has the meaning set forth in Section 2(a).

“Prepayment Amount” has the meaning set forth in Section 2(f)(i).

“Prepayment Date” has the meaning set forth in Section 2(f)(i).

“Prepayment Notice” has the meaning set forth in Section 2(f)(i).

“Prepayment Notice Date” has the meaning set forth in Section 2(f)(i).

“Prepayment Period” has the meaning set forth in Section 2(f)(i).

“Principal Market” means the Nasdaq Capital Market or such other Trading Market which may be the principal Trading Market for the Common Stock from time to time.

“Qualified Subsidiary” means any Subsidiary that has executed and delivered the Subsidiary Guaranty to the Holder and in which the Agent (for the benefit of the Secured Parties) has a perfected, first priority Lien (other than with respect to assets subject to Permitted Liens under clause (c)(ii) and (c)(iii) thereof, in which, in each case, Agent (for the benefit of the Secured Parties) shall have a perfected, second priority Lien) in substantially all of the assets and property of such Subsidiary.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or would reasonably be expected to be materially adverse to the interests of the Holder, (c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to this Note, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Holder as those that were applicable to the refinanced, renewed, or extended Indebtedness, (d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of this Note other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (e) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (f) if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to the Holder and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Securities Purchase Agreement, among the Company and the original Holder, in the form of Exhibit B attached to the Securities Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Warrant Shares by the Holder as provided for in the Registration Rights Agreement.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Holders” means the holders of this Note and the Additional Notes then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of this Note and the Additional Notes then outstanding on any date of determination; provided, that to the extent any amendment or other modification to this Note and the Additional Notes would (a) extend the date of maturity of such notes or of any payment thereunder, (b) decrease the interest rate (it being acknowledged and agreed that any application or failure to apply the Default Rate shall be excluded from this clause (b)), (c) release or subordinate (other than as permitted by this Note and the Additional Notes) the security interests granted on any material portion of the Collateral securing the Obligations or (d) release the Company or any Subsidiary from its Obligations under this Note and/or the Additional Notes or any other Transaction Document, then such amendment, consent, waiver or other modification shall, in addition to the Required Holders without giving effect to this proviso, also require the consent or approval of the applicable holder of the Note or the Additional Notes directly affected thereby.

“Rolled Expense Amount” means a portion of the Outstanding Principal Amount that is equal to (i) the Initial Rolled Expense Amount (as defined in the Securities Purchase Agreement, which, for the avoidance of doubt is $1,000,000) minus the aggregate amount of fees, costs and expenses paid to or on behalf of the Board Observer pursuant to the second sentence of Section 5(d). For the avoidance of doubt, the Original Principal Amount as defined and set forth above is inclusive of the Rolled Expense Amount.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of September 21, 2023, among, inter alios, the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Security Agreement” has the meaning set forth in Section 9(j).

“Senior DIP Facility” has the meaning set forth in the Securities Purchase Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Subordinated Debt” has the meaning set forth in clause (e) of the definition of Permitted Indebtedness.

“Term SOFR” means Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required Holders in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Voluntary Prepayment” has the meaning set forth in Section 2(f)(i).

“Warrant Shares” mean the shares of Common Stock issuable upon exercise of the Warrants.

“YA ELOC” has the meaning set forth in clause (a) of the definition of ELOCs.

“Yorkville Debentures” means the Convertible Debentures issued to YA II PN, Ltd. or its affiliates (collectively, “Yorkville”) pursuant to that certain Securities Purchase Agreement, dated March 21, 2023, between the Company and the investors listed on Schedule I thereto.

“Yorkville Indebtedness” means the aggregate Indebtedness incurred by the Company owing to Yorkville pursuant to (i) the Yorkville Debentures outstanding on the Closing Date and (ii) any Indebtedness incurred by the Company owing to Yorkville and which may be secured by the proceeds of the YA ELOCs or ATM Program or unsecured.

Section 2. Payments.

(a) Payment of Interest. The Company shall pay interest to the Holder on the aggregate then Outstanding Principal Amount at the Applicable Rate, which such interest shall be payable monthly (i) in kind in arrears on the last Business Day of each calendar month, beginning on the first such date after the Original Issue Date (each such date, an “Interest Payment Date”), by capitalizing such interest and adding it to the Outstanding Principal Amount on such Interest Payment Date (such amount of interest capitalized and paid-in-kind, “PIK Interest”) and (ii) in cash on the Maturity Date. On each Interest Payment Date, the Outstanding Principal Amount shall without further action by any party hereto be deemed to be increased by the aggregate amount of PIK Interest due on such Interest Payment Date and added to the Note in accordance with the immediately preceding sentence, whereupon such amount of PIK Interest shall be treated as outstanding principal for all purposes of this Note and shall accrue interest in accordance with the preceding sentence.

(b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered in the Note Register.

(c) Conforming Changes; Benchmark Replacement.

(i) In connection with the use or administration of Term SOFR, the Required Holders will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Required Holders will promptly notify the Company of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(ii) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document.

(iii) In connection with the implementation of a Benchmark Replacement, the Required Holders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Company.

(iv) The Required Holders will promptly notify the Company and all Note Holders of (x) the implementation of any Benchmark Replacement and (y) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Required Holders pursuant to this Section 2(c)(iv) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2(c).

(v) Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Holders in their permitted discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Required Holders may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Required Holders may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. The Required Holders will promptly notify the Company and the other Note Holders of the effectiveness of any modifications pursuant to this clause (v).

(d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, at the election of the Required Holders, the Outstanding Principal Amount and all other amounts outstanding (whether or not past due) shall accrue at an interest rate equal to the lesser of (x) the Benchmark plus fifteen percent (15%) or (y) the maximum rate permitted under applicable law (the “Default Rate”), which interest shall be payable on each Interest Payment Date and on the Maturity Date in accordance with Section 2(a). Upon the election of the Required Holders pursuant to the preceding sentence, the Company shall pay the Default Rate on the Obligations hereunder retroactive to the date that such Event of Default occurred.

(e) Principal Payments. The principal amount of the Note shall be paid in installments on the dates and in the respective amounts shown below (as such amounts shall be reduced from time to time as a result of mandatory prepayments or Voluntary Prepayments required or permitted hereunder in accordance with Section 2(h)):

Date of Payment (if not a Business Day, to be the first Business Day following the date listed below):	Amount of Loan Payment
December 21, 2023	$5,000,000
March 21, 2024	$15,000,000
June 21, 2024	$20,000,000
September 21, 2024	$20,000,000
December 21, 2024	$20,000,000
Maturity Date	the entire remaining principal balance of the Note

The final scheduled principal installment of the Note shall, in any event, be in an amount equal to the entire remaining Outstanding Principal Amount including, for the avoidance of doubt, all PIK Interest that has been capitalized pursuant to and in accordance with Section 2(a) prior to the Maturity Date.

(f) Voluntarily Prepayments.

(i) Voluntary Prepayments. Subject to the provisions of this Section 2(f), upon two (2) Business Days’ prior written notice (a “Prepayment Notice” and the date such notice is deemed delivered hereunder, the “Prepayment Notice Date”) to the Holder (which notice may be conditioned upon a transaction (including a refinancing) to be closed or consummated in connection with such repayment), the Company may, at any time and from time to time, voluntarily prepay the Note in whole or in part (such prepayment pursuant to this Section 2(f), a “Voluntary Prepayment”); provided, that (i) any such Voluntary Prepayment of the Note shall be in a principal amount of not less than $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount of the Note then outstanding), (ii) any Voluntary Prepayment of the Note shall be accompanied by the applicable premium required by Section 2(f)(ii) and (iii) in connection with any Voluntary Prepayment, the Equity Conditions are satisfied during the period between the Prepayment Notice Date and the Prepayment Date (such two (2) Trading Day period, “Prepayment Period”) (unless waived by the Required Holders in writing in their sole discretion). Each Prepayment Notice shall specify the subsection of this Note pursuant to which such prepayment is being made and the date (such date, the “Prepayment Date”) and amount of such Voluntary Prepayment. Any Voluntary Prepayment of the Note shall be accompanied by any additional amounts required pursuant to Section 2(f)(ii) (collectively, the “Prepayment Amount”). If a Prepayment Notice is given (and not revoked in accordance with this Section 2(f)(i)), the Company shall make such prepayment and the Prepayment Amount shall be due and payable in cash on the Prepayment Date specified therein. The Company will, concurrently with the delivery of a Prepayment Notice to the Holder which contemplates prepayment in full, publicly announce its intention to prepay this Note in full by means of a press release and filing of a Current Report on Form 8-K with the Commission. Notwithstanding anything herein contained to the contrary, if (1) any portion of the Prepayment Amount remains unpaid after the Prepayment Date or (2) the Equity Conditions are not satisfied during the Prepayment Period, then, in each case, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such prepayment, ab initio.

(ii) Prepayment Premium. In the event the Note is voluntarily prepaid on or prior to the one year anniversary of the Original Issue Date, the Company shall pay to the Holder a prepayment premium equal to the Make-Whole Amount. For the avoidance of doubt, any prepayments of this Note other than a mandatory prepayment pursuant to Section 2(g) shall be a Voluntary Prepayment and subject to the requirement and prepayment premium set forth in this Section 2(f)(ii).

(g) Mandatory Prepayments.

(i) Cash Sweep Financing. Commencing on the Mandatory Prepayment Trigger Date, on the date of receipt by the Company (or any of its Affiliates) of proceeds of any Cash Sweep Financing, the Company shall prepay the Note in an aggregate amount equal to the Holder Cash Sweep Amount; provided that, concurrently with the completion of any Cash Sweep Financing, the Company shall certify to the Holder in writing (1) the amount of the applicable Cash Sweep Financing and (2) the calculation of the potential Holder Cash Sweep Amount with respect to such Cash Sweep Financing (including a certification that such Holder Cash Sweep Amount was calculated in accordance with the terms hereof) (such certification a “Cash Sweep Certification”); provided further, that, unless consented to by the Required Holders in writing, in the event that the extent of such Cash Sweep Financing and Holder Cash Sweep Amount is such that the information required in the Cash Sweep Certification would constitute material non-public information regarding the Company, then the Company shall also concurrently publicly disclose such material non-public information on a Current Report on Form 8-K or otherwise. The Company shall use commercially reasonable efforts to cause the underwriter or placement agent (if any) for such Cash Sweep Financing to cause the payment set forth in the preceding sentence to be expressly set forth as a separate line item in the funds flow memorandum for such Cash Sweep Financing. The Holder Cash Sweep Amount shall be paid directly to an account of the Holder by the applicable third party lender or investor of such Cash Sweep Financing (such person, the “Cash Sweep Financing Source”); provided that, if such Cash Sweep Financing Source cannot or will not pay the Holder directly, the Holder Cash Sweep Amount shall instead be deposited by the Cash Sweep Financing Source into the Blocked Account.

(ii) ELOC Financing. Commencing on the Mandatory Prepayment Trigger Date, on the date of any advance made to the Company (or any of its Affiliates) under the YA ELOC or the B. Riley ELOC, the Company shall prepay the Note in an aggregate amount equal to the Holder ELOC Sweep Amount; provided, that concurrently with the completion of any advance under the YA ELOC or the B. Riley ELOC, the Company shall certify to the Holder in writing (1) the amount of the applicable advance and (2) the calculation of the potential Holder ELOC Sweep Amount with respect to such advance (including certification that such advance amount was calculated in accordance with the terms hereof) . The Holder ELOC Sweep Amount shall be paid directly to an account of the Holder by the applicable ELOC facility counterparty; provided that, if such ELOC facility counterparty cannot or will not pay the Holder directly, the Holder ELOC Sweep Amount shall instead be deposited by the ELOC facility counterparty into the Blocked Account.

(h) Application of Prepayments. So long as no Event of Default has occurred and is continuing, any Voluntary Prepayment of the Note pursuant to Section 2(f) or mandatory prepayment of the Note pursuant to Section 2(g) shall be applied to the Outstanding Principal Amount of the Note until paid in full in cash, in each case, to be applied to the remaining scheduled principal payments under Section 2(e) on a dollar-for-dollar basis, in direct order of maturity. At any time that an Event of Default has occurred and is continuing, all payments shall be applied pursuant to Section 2(i)(iv). Nothing contained herein shall modify the provisions of Section 2(f)(ii) or Section 2(i)(ii) regarding the requirement that all prepayments be accompanied by accrued fees on the principal amount being prepaid to the date of such prepayment and the Make-Whole Amount, if any, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

(i) General Provisions Regarding Payments.

(i) All payments by Company of principal, cash interest, fees and other Obligations hereunder shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Holder, not later than 2:00 p.m. (New York City time) to an account designated in writing by the Holder; funds received by the Holder after that time on such due date may, in the Holder’s discretion, be deemed to have been paid by the Company on the next Business Day.

(ii) All payments in respect of the principal amount of the Note shall be accompanied by any Make-Whole Amount in the case of any Voluntary Prepayment, and all fees (if any) and other amounts payable with respect to the principal amount being repaid or prepaid.

(iii) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(iv) At any time an Event of Default has occurred and is continuing, or this Note shall have been accelerated pursuant to Section 8(b), all payments or proceeds received by the Holder hereunder or under any Transaction Document in respect of any of the Obligations, including, but not limited to all proceeds received by the Holder in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part, subject to the provisions of this Agreement and the eCapital Subordination Agreement, as follows:

first, to pay any fees, costs, expenses of the Agent then due and payable by the Company until paid in full;

second, to pay any fees (other than any Make-Whole Amount) and indemnities then due and payable to the Holder until paid in full;

third, to pay interest then due and payable to the Holder until paid in full;

fourth, to pay principal then due and payable to the Holder until paid in full;

fifth, to pay any Make-Whole Amount then due and payable to the Holder until paid in full;

sixth, to the ratable payment of all other Obligations then due and payable until paid in full; and

last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law as directed by a court of competent jurisdiction.

(v) In the event of a direct conflict between the priority provisions of clause (iv) above and other provisions contained in this Note or any Transaction Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of clause (iv) above shall control and govern.

(vi) The records of the Holder shall be prima facie evidence of the debt evidenced hereby, any accrued interest hereon and all principal and interest payments made in respect hereof; provided, that no failure of the Holder to record, or to timely record, any transaction shall in any way affect or impair any liability or other obligation of the Company to the Holder.

(j) Withholding. For the avoidance of doubt and without limitation and anything to the contrary contained in this Note or any other Transaction Document nothwithstanding, the Company may withhold from any amounts payable hereunder amounts with respect to taxes (if, in the Company’s judgment, any such amounts are required to be withheld) with respect to any such payments made hereunder and the Company will not be required to gross up or otherwise indemnify any Holder with respect to any such taxes (or any other taxes, including, without limitation, any stamp, registration taxes or any income taxes) and Holder shall indemnify the Company with respect to any such taxes to the extent not so withheld.

Section 3. Registration of Transfers and Exchanges.

(a) Assignment. The Note may be transferred, exchanged or assigned, in whole or in part, without the prior written consent of the Company to one or more Eligible Assignees subject to the following requirements: (i) any transfers in part shall be made in minimum denominations of $500,000 and higher integral multiples of $100,000 thereof, (ii) the Holder shall provide the Company with a copy of a duly executed and completed assignment agreement, (iii) such Eligible Assignee shall deliver either (A) a duly completed and validly executed IRS Form W-9 or (B) a duly completed and validly executed applicable IRS Form W-8, (iv) upon its receipt of a duly executed and completed assignment agreement, the Company shall record the information contained in such assignment agreement in the Note Register, and (v) prior to the consummation of any such assignment, the Holder shall provide the Company with not less than two (2) Business Days prior written notice of such assignment, which such notice shall set forth the proposed date of such assignment, the amount to be assigned, and the identity of the proposed assignee; provided that neither the Company, its Subsidiaries nor any of their respective directors, officers, employees, agents or representatives shall contact any such proposed assignee (except in connection with a preexisting business relationship, in the ordinary course of business and unrelated to the proposed assignment) without the prior written consent of Oramed prior to the closing of the proposed assignment. The Note Register shall be maintained in accordance with Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version) such that the Note is in “registered form” including for purposes of Section 163(f), Section 871 and Section 881 of the Code. In the event that less than all of the Note is transferred, exchanged or assigned in accordance with the preceding sentence, the Company shall enter into, issue and deliver, at the direction of the Holder, an Additional Note to the assignee representing the right to receive the pro-rata portion of the Outstanding Principal Amount (and interest thereon) so transferred and assigned. Such Additional Note shall be of like and tenor with this Note, and shall have the same terms, rights and conditions as this Note; provided, the determination of whether the Exit Fee shall be paid pro rata among the Holder and each assignee shall be at the Holder’s discretion. The assignee shall deliver to the Company, any information reasonably requested by the Company in connection with the payment obligations under this Note. No such assignment hereunder shall be made to the Company or any of its Subsidiaries, any of the Company’s Affiliates or Subsidiaries or to a natural Person.

(b) Pari Passu Note; Pro Rata Sharing. This Note ranks equally and ratably without priority over any Additional Note. Subject to the antepenultimate sentence of Section 3(a) above, the Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all respects to the Additional Notes. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to any Additional Note in an amount which bears the same ratio to the then Outstanding Principal Amount on the Additional Notes as the payment made hereon bears to the then Outstanding Principal Amount under this Note. In the event that the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of this Note and the Additional Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the Additional Notes and shall pay such amounts held in trust to the holder of the Additional Notes upon demand by such holder. Nothing contained herein shall be interpreted or construed to limit the obligation of the Company, which is absolute, to make payment in full of all amounts due under each of this Note and the Additional Notes.

(c) Reliance on Note Register. The Company shall maintain a record of the names and addresses of the Holder(s), and principal amounts owing to, each Holder pursuant to the terms hereof from time to time (the “Note Register”). The Note Register shall be available for inspection by the Company, the Agent and the Holder, at any reasonable time and from time to time upon reasonable prior notice. The Company hereby agrees, that upon any assignment of any of the Obligations owing by it, and in accordance with the terms hereunder, to issue an Additional Note to the assignee of such interests, and the assigning Holder shall return or provide for exchange, as applicable, its then existing Note. Prior to due presentment for transfer to the Company of this Note, the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and the Company shall not be affected by notice to the contrary.

(d) This Note has not been registered under the Securities Act or any state securities laws and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) the relevant buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Note to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements, or (iii) the relevant buyer provides the Company with reasonable assurances in the form of a seller and broker representation letter that is customary for the applicable exemption under the Securities Act or the rules and regulations of the SEC thereunder under which such Note (or applicable portion thereof) is to be sold, assigned or transferred and which letter is reasonably acceptable to the Company that the Note can be sold, assigned or transferred in compliance with such exemption; provided, that a representation letter that is in a form agreed to by the Initial Purchaser and the Company pursuant to Section 4.1(a) of the Securities Purchase Agreement shall automatically be deemed reasonably acceptable to the Company.

Section 4. Exit Fee. If the Outstanding Principal Amount of the Note has not been repaid in full on or prior to March 21, 2024 (the “Exit Fee Trigger Event”), the Company hereby agrees to pay to the Holder an exit fee in an amount equal to $3,056,250.00 (the “Exit Fee”). The Exit Fee shall be fully earned upon the occurrence of the Exit Fee Trigger Event and shall be due and payable on the date on which the Outstanding Principal Amount of the Note is paid in full.

Section 5. Board Observer Rights.

(a) Until all Obligations arising under the Notes have been paid in full in cash, the Company shall, and shall cause each of its Subsidiaries to, (i) allow one (1) representative designated by the Required Holders (who shall initially be Oramed) (the “Board Observer”) to attend and participate (but, for the avoidance of doubt, not vote or constitute a member of the board of directors or of any other Company Board), either telephonically, virtually or in-person (at the Board Observer’s option), in all meetings of the board of directors (or other equivalent governing body) of the Company and any committees and sub-committees thereof and the board of directors (or similar governing body) of each Subsidiary and any committees and sub-committees thereof (collectively, the “Company Boards”), and (ii) give the Board Observer notice of all such meetings, at the same time as furnished to the members of the Company Boards; provided that, for the avoidance of doubt, the Required Holders shall be permitted in their discretion, at any time, (i) to remove and replace a Board Observer, (ii) determine not to exercise their rights to designate a Board Observer pursuant to this Section 5 on a temporary or permanent basis or (iii) direct the Board Observer to refrain from attending all or any meetings of the Company Boards. The initial Board Observer shall be David Silberman.

(b) All documentation, information and other materials delivered or provided to the members of any of the Company Boards (whether at or in advance of a meeting) shall be contemporaneously provided to the Board Observer, including any actions to be taken by written consent of such Company Board or copies of any minutes of any Company

Board meetings. With respect to any Subsidiary that is manager-managed, general-partner-managed (i.e., limited liability companies or limited partnerships) or otherwise not governed by a Company Board, all written consents thereof shall be promptly (but in any event within 5 Business Days) provided to the Board Observer following execution. The Board Observer shall be subject to customary confidentiality terms and agreements which shall be set forth in a customary board observer confidentiality agreement, it being understood and agreed that all materials provided to the Board Observer in such capacity shall be received on a confidential basis. Without limiting the foregoing, the Board Observer shall have the right to receive such additional information regarding the Company or its Subsidiaries as the Board Observer shall reasonably request, which information shall be provided to the Board Observer as soon as reasonably practicable following such request (but in any event no later than 45 days after such request). The Board Observer shall be entitled to share all of the information it receives pursuant to this Section 5 with the executive officers of the Holder on a confidential basis. The Holder acknowledges and agrees (and the Board Observer shall acknowledge and agree prior to the receipt of any information pursuant to this Section 5) that (i) any information so provided or received through the Board Observer pursuant to this Section 5 may be material non-public information (as defined in and pursuant to applicable law) regarding the Company and (ii) such recipient shall not engage in unlawful trading of the Company’s or Sorrento’s securities when in possession of such material non-public information for so long as it continues to constitute material non-public information in accordance with applicable law.

(c) Notwithstanding the foregoing, the Board Observer may be excluded from attending any portion of a Company Board meeting, and certain materials that would otherwise be required to be furnished to the Board Observer under this Section 5, may be withheld from distribution or redacted solely to the extent: (i) such attendance or distribution would directly jeopardize the Company’s or any of its Subsidiaries’ ability to assert attorney-client privilege with its counsel with respect to the specific matters discussed or disclosed or (ii) the matters discussed or disclosed relate to a matter involving a direct conflict of interest with the Board Observer, the Holder or their respective Affiliates (including matters directly relating to the Note and the other Transaction Documents, the Holder or their respective affiliates), in each case, as reasonably determined in good faith by the applicable Company Board; provided that, prior to such exclusion or withholding, the Company Board shall inform the Board Observer of the basis for such exclusion or withholding and if the Board Observer objects to any proposed exclusion under clause (i) or (ii) above, the Company or its Subsidiary, as applicable, shall at the Board Observer’s written direction be required to obtain a recommendation in writing by outside counsel to the Company that such exclusion or withholding from the Board Observer is necessary to preserve attorney-client privilege or avoid a direct conflict of interest.

(d) For so long as the Holder is entitled to the Board Observer under Section 5(a), the Company shall (i) reimburse the reasonable and documented out-of-pocket expenses incurred by the Board Observer prior to the Maturity Date to the extent that such expenses would be reimbursed for any director (independent or otherwise) of the Company, with such reimbursement obligation capped at $10,000 per year (and such

$10,000/year cap being pro-rated for any partial year) (the “Board Observer Expense Cap”), and (ii) pay to the Board Observer a fee equivalent to the fees paid to independent directors of the Company for a period ending on the Maturity Date; provided that such fees shall be capped at $80,000 per year (the “Board Observer Fee Cap”), with such Board Observer Fee Cap being pro-rated for any partial year. For purposes of the Board Observer Expense Cap and the Board Observer Fee Cap, a “year” shall mean the 12-month period commencing on the Original Issue Date (and not, for the avoidance of doubt, a calendar year). Notwithstanding the foregoing, if any time, any independent director of the Company Board receives expense reimbursement that is greater than the Board Observer Expense Cap and/or an annual fee is paid to any independent director of the Company that is greater than the Board Observer Fee Cap as set forth in the first sentence of this Section 5(d), then the Company shall provide written notice to the Holder and the Board Observer of such increase and the Board Observer Expense Cap and Board Observer Fee Cap shall, upon request of the Board Observer or the Holder, be increased to be equal to such greater amounts; provided that, any amounts paid by the Company to or on behalf of the Board Observer during the period commencing on the Original Issue Date and ending on the Maturity Date in respect of any expenses or fees that exceed $135,000 in the aggregate shall be offset against and reduce (but not less than $0) on a dollar-for-dollar basis the Rolled Expense Amount (and therefore, reduce the Outstanding Principal Amount as if payments were made directly in respect thereof, without the requirement of the application of the Make-Whole Amount); provided further that, the Company shall not pay and shall not be obligated to pay any amounts pursuant to this sentence that are in excess of the then-remaining Rolled Expense Amount (or, if less, the Outstanding Principal Amount).

Section 6. Information Rights. The Company shall furnish to the Holder at all times any portion of this Note remains outstanding: (a) the Company’s annual financial statements within 120 calendar days following the end of the fiscal year to which such financial statement relates, (b) quarterly financial statements within 45 calendar days following the end of the quarter to which such financial statements relates, (c) annual budgets within 60 calendar days after the beginning of the fiscal year for which such annual budget is to apply, and (d) Monthly Reports upon the earlier of (i) 45 days following the end of the month to which such Monthly Report relates and (ii) the date that such Monthly Reports become available to the applicable Company Board or the management of the Company or its Subsidiaries; provided, that the obligations under the foregoing clauses (a) and (b) may be satisfied by furnishing a copy of the Company’s Annual Report on form 10-K or Quarterly Report on Form 10-Q within the applicable timeframe; provided, further, that the Company shall not be required to furnish any document to the extent such document is available on EDGAR. The Holder acknowledges and agrees that (x) any information so provided or received pursuant to this Section 6 may be material non-public information (as defined in and pursuant to applicable law) regarding the Company and (y) the Holder shall not engage in unlawful trading of the Company’s or Sorrento’s securities when in possession of such material non-public information for so long as it continues to constitute material non-public information in accordance with applicable law. Notwithstanding anything to the contrary herein, the Holder shall be permitted at any time to deliver written notice to the Company waiving on a temporary or permanent basis all or any portion of its rights pursuant to this Section 6 (and the Company shall refrain from delivering to the Holder any information so waived for so long as such waiver remains in effect).

Section 7. Covenants.

(a) Negative Covenants. As long as any portion of this Note remains outstanding, the Company shall not, and shall not permit any of the Subsidiaries, without prior written consent of the Required Holders, to, directly or indirectly:

(i) other than Permitted Indebtedness enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(ii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(iii) amend its charter or other governance documents, including, without limitation, its certificate of incorporation and bylaws (or equivalent organizational documents) in any manner that adversely affects any rights of the Holder, whether under this Note, the Warrants or any other Transaction Documents; provided, that any amendments to the charter or other governance documents of the Company to increase the number of authorized shares of the Company shall be deemed not to adversely affect any rights of the Holder;

(iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (1) the Warrant Shares as permitted or required under the Warrants, (2) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Note, (3) the Sorrento Repurchase, (4) the cashless exercise of options and warrants, or (5) to the extent constituting transactions restricted under this clause (iv), upon the vesting of Capital Stock pursuant to the terms of any agreement with employees, consultants or directors or pursuant to the terms of the Company’s equity compensation plans or agreements, the Company may (x) repurchase a portion of such Capital Stock (through any “net” settling of any Capital Stock or through a tax withholding feature of any Capital Stock) to the extent such repurchased Capital Stock represent the exercise price of options or warrants or the amount of withholding taxes due upon such exercise or vesting and (y) make tax withholding payments on behalf of such employees, consultants or directors in connection therewith;

(v) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than (1) this Note, (2) the AR Facility, (3) the Acceptable Indebtedness and (4) regularly scheduled principal and interest payments of Permitted Indebtedness (except that with respect to Subordinated Debt only interest payments shall be permitted); provided that, in any case, such payments of Subordinated Debt shall not be permitted if, at such time, or after giving effect to such payment, any Default or Event of Default exists or would occur;

(vi) pay or declare cash dividends or distributions on any Capital Stock of the Company;

(vii) assign, sell, transfer, license, lease or otherwise dispose of any its assets (including, without limitation, any disposition to any Subsidiary that is not a Qualified Subsidiary) other than (1) sales of inventory in the ordinary course of business, (2) other dispositions not to exceed $500,000 in the aggregate during any twelve (12) month period, (3) mergers, consolidations, sales, transfers, conveyances, leases or assignments of or by any wholly-owned Subsidiary into the Company or into any domestic wholly-owned Qualified Subsidiary of the Company, (4) any purchase or other acquisition by the Company or any domestic wholly-owned Qualified Subsidiary of the assets or Capital Stock of any wholly-owned Subsidiary, (5) dispositions of excess equipment, and obsolete or worn-out equipment or equipment that is no longer used or useful to the business, in the ordinary course of business, (6) Permitted Licenses, and (7) any Subsidiary of the Company may issue Capital Stock to the Company or any direct or indirect Qualified Subsidiary;

(viii) make or hold any Investments other than: (1) Investments existing on the date of the Securities Purchase Agreement and that are disclosed in the Perfection Certificate (provided, for clarity, that neither the Company nor any Subsidiary shall increase the size of its Investment in any such Investment existing on the date of the Securities Purchase Agreement other than in accordance with this Note and the other Transaction Documents) and, for the avoidance of doubt, Investments arising as a result of the consummation of the Sorrento Repurchase, (2) Investments in cash and cash equivalents, (3) Investments in Qualified Subsidiaries, (4) other Investments that do not exceed $500,000 in the aggregate during any 12-month period, (5) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business consistent with past practice, (6) advances made in connection with purchases of goods or services in the ordinary course of business, (7) intercompany loans that are Permitted Indebtedness, (8) equity interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Subsidiaries (in bankruptcy of customers or suppliers) or as security for any such Indebtedness or claims, (9) Investments in the form of capital contributions and the acquisition of equity interests made by the Company or any Qualified Subsidiary in the Company or any Qualified Subsidiary, (10) Investments consisting of non-cash consideration received in connection with dispositions permitted hereunder, so long as the non-cash consideration received in connection with any such disposition does not exceed 5% of the total consideration received in connection with such disposition, (11) Permitted Licenses, and (12) deposits of cash made in the ordinary course of business to secure performance or operating leases, which deposits are existing on the date of the Securities Purchase Agreement, provided the amount of such deposits are not increased;

(ix) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval), other than the Sorrento Repurchase; or

(x) settle or otherwise compromise any actions, suits, litigations or proceedings or demands, which are pending or threatened by or against the Company or any of its Subsidiaries, officers or directors involving more than, individually or in the aggregate for all related proceedings, one hundred thousand dollars ($100,000) or in which any adverse decision has had or could reasonably be expected to have any Material Adverse Effect.

(b) Affirmative Covenants. As long as any portion of this Note remains outstanding, the Company shall, and shall cause each of its Subsidiaries to (and, for such purpose, the references to “the Company” in each of the following clauses, other than (viii), (ix) and (x), shall be deemed instead to refer mutatis mutandis to the applicable Subsidiary of the Company), unless the Required Holders shall have otherwise previously waived in writing the application thereof:

(i) preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties and where failure to so preserve, maintain or qualify could reasonably be expected to have a Material Adverse Effect;

(ii) provide to the Agent and the Holder, promptly upon becoming aware thereof (and in any event within three (3) days after the occurrence thereof), a notice of each Event of Default known to an executive officer of the Company, together with a statement of such executive officer setting forth the details of such Event of Default and the actions which the Company has taken and proposes to take with respect thereto;

(iii) (1) pay and discharge as the same shall become due and payable: (x) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, as applicable; (y) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, as applicable; and (z) all material Indebtedness, as and when due and payable, but subject to the terms of this Note; and (2) timely file all material tax returns required to be filed (subject to any valid extension);

(iv) (1) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (2) make all necessary repairs thereto and renewals and replacements thereof;

(v) comply in all respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(vi) as soon as practicable and in any event no later than 30 days following the Original Issue Date, enter into Account Control Agreements and 2nd Lien Account Control Agreements, in each case in form and substance reasonably acceptable to Holder, for each depositary, operating and securities account in the name of the Company or any Subsidiary, as applicable, other than Excluded Accounts; provided that, to the extent new deposit accounts must be established to allow for the implementation of any such Account Control Agreement in respect of any such accounts that are not Excluded Accounts, the Company shall, as soon as reasonably practicable and in any event no later than fourteen (14) days following the Original Issue Date, establish or cause its Subsidiaries to establish such new accounts at each applicable bank or financial institution;

(vii) maintain (1) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by persons of comparable size engaged in the same or similar business as the Company and its Subsidiaries; and (2) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business;

(viii) after such time as the Company becomes eligible to use Form S-3, the Company shall use best efforts to cause the Company to remain eligible to use Form S-3 for a delayed or continuous offering pursuant to Rule 415(a)(1)(x) promulgated under the Securities Act;

(ix) on or about November 12, 2023 (and in any event not later than November 21, 2023), the Company may (but shall not be required to) file a shelf registration statement for a delayed or continuous offering pursuant to Rule 415(a)(1)(x) promulgated under the Securities Act (the “ATM Shelf”) and simultaneously enter an at-the-market sales agreement (the “ATM Sales Agreement”) with a placement agent acceptable to the Holder, in its sole and absolute discretion (provided that, the Holder hereby acknowledges and agrees that B. Riley Securities shall be an acceptable placement agent), for the issuance and sale of at least $172,500,000 of Common Stock, from time to time, at prevailing market prices (the “ATM Program”). Following the date that the ATM Shelf is declared effective by the Commission, and so long as the ATM Program is effective and the Company is able to make sales thereunder, the Company may (but shall not be required to) terminate the B. Riley ELOC. The Company shall ensure that it is eligible to make sales and issuances under the ATM Program immediately upon termination of the B.

Riley ELOC and at all times thereafter. In addition, the Company will not take any action, or fail to take any action, that would result in the B. Riley ELOC, or at the ATM Program following the termination of the B. Riley ELOC, being terminated or otherwise result in the Company being suspended from using or limit the use of the same;

(x) the Company and its Subsidiaries on a consolidated basis shall have, at all times (i) from the Original Issue Date until and through the 60th day thereafter, $1,000,000 of Liquidity, (ii) from the 61st day after the Original Issue Date until the 180th day thereafter, $3,000,000 of Liquidity and (iii) following the 180th day from the Original Issue Date and at all times thereafter, $5,000,000 of Liquidity;

(xi) within two (2) Business Days of receipt thereof, the Company shall provide a copy of any written notice received by the Company and/or any applicable Subsidiary from a Licensor under any Material License Agreement of any breach or default of any covenant, obligation or agreement set forth in such Material License Agreement by the Company and/or any applicable Subsidiary; and

(xii) within four (4) Business Days of receipt thereof, the Company shall provide a copy of any written notice received by the Company and/or any applicable Subsidiary from a Licensor under any Non-Material License Agreement of any breach or default of any covenant, obligation or agreement set forth in such Non-Material License Agreement by the Company and/or any applicable Subsidiary.

(c) Blocked Account. Subject to Section 7(b)(vi), the Company shall at all times while this Note is outstanding maintain a segregate deposit account for the purposes of receiving deposits of amounts required to be prepaid pursuant to Section 2(g), subject to an Account Control Agreement in form and substance reasonably acceptable to the Agent, which shall (i) provide that the Company shall have no access to such account, (ii) grant the Agent control within the meaning of Section 9-104 of the UCC as of the date of execution thereof, (iii) have an authorized signatory who is designated by Agent (to the extent permitted by the depositary institution maintaining such account) and (iv) authorize the Agent to instruct the third-party bank to immediately transfer all funds that are available on deposit in such account into a deposit account designated by the Agent (at the direction of the Required Holders) from time to time(the “Blocked Account”); provided that, the Agent (at the direction of the Required Holders) shall instruct such third-party bank to transfer all funds on deposit in such account on a daily basis (on each Business Day), which amounts shall be used to satisfy the mandatory prepayment obligations set forth in Section 2(g), and be applied to reduce the Outstanding Principal Amount in accordance with the terms thereof; provided further, that during the period from the Closing Date until the date that an Account Control Agreement with respect to the Blocked Account is executed, the Company shall manually sweep all funds available (if any) in such account to a deposit account designated by the Agent (at the direction of the Required Holders) on each Business Day.

(d) Bankruptcy Remote Entity. Prior to the Closing Date, the Company shall have formed a single purpose bankruptcy-remote entity (the “BRE”) that is a direct wholly-owned subsidiary of the SPV (as defined below), such BRE having bylaws or an operating agreement, as applicable, and other organizational documents (the “BRE Organizational Documents”) in form and substance reasonably acceptable to the Required Holders, which BRE Organizational Documents shall contain separateness representations and covenants (it being acknowledged and agreed that SCLX Stock Acquisition JV LLC shall be the BRE, that such entity has been formed as of the Closing Date, and that the BRE Organizational Documents thereof in effect as of the Closing Date, which have been delivered to Oramed, are acceptable to the Required Holders). The BRE shall not, nor shall the Manager of the BRE, the Company or any of its Subsidiaries permit the BRE to, violate at any time any of the separateness representations and covenants in the BRE Organizational Documents or any express consent right of Oramed or the Required Holders set forth in the BRE Organizational Documents.

(e) Passive Holding Company. Prior to the Closing Date, the Company shall have formed a subsidiary (the “SPV”) that is a direct, wholly-owned, single-member, manager managed subsidiary of the Company (as defined below), such SPV having an operating agreement and other organizational documents (the “SPV Organizational Documents”) in form and substance reasonably acceptable to the Required Holders, (it being acknowledged and agreed that SCLX DRE Holdings LLC shall be the SPV, that such entity has been formed as of the Closing Date, and that the SPV Organizational Documents thereof in effect as of the Closing Date, which have been delivered to Oramed, are acceptable to the Required Holders). The SPV shall not conduct any business, operations, or activities other than: (i) holding and owning 100% of the equity interests of the BRE, (ii) maintaining its organizational existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) entering into and performing its obligations under this Note and the other Transaction Documents, (iv) the initial issuance of equity interests of its own (other than Disqualified Stock), (v) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes the Company, (vi) providing customary indemnification for managers and officers, (vii) filing tax reports and paying taxes and other customary obligations in the ordinary course of business, (viii) preparing annual franchise filing reports to the governmental authority in its jurisdiction of formation or incorporation or such other filings to governmental authorities as may be necessary, (ix) holding manager and/or member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable requirements of law, and (x) performing any activities directly incidental to the activities described in the foregoing clauses (i) through (ix).

Section 8. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages, fees and other amounts owing to the Holder on any Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) Business Days;

(ii) the Company or any Subsidiary party hereto or thereto shall fail to observe or perform any other covenant or agreement contained in this Note or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Business Days after notice of such failure sent by the Agent or by any Holder to the Company and (B) ten (10) Business Days after the Company or such Subsidiary has become or should have become aware of such failure; provided, however, that any failure to comply with Section 2(g)(i), Section 2(g)(ii), Section 5, Section 7(b)(vi), Section 7(b)(x), Section 7(c), Section 7(d) or Section 7(e) shall be an immediate Event of Default;

(iii) an event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument or if a grace or cure period is not prescribed, within five (5) Business Days) shall occur under any of the Transaction Documents;

(iv) any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect (or in all respects to the extent that such representation or warranty is qualified as to materiality or Material Adverse Effect) as of the date when made;

(v) the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(vi) the Company or any Subsidiary shall default on any of its obligations under: (x) the AR Facility, (y) the Acceptable Indebtedness or (z) any other Indebtedness that involves an obligation greater than $1,000,000, whether such Indebtedness now exists or shall hereafter be created and results in the holder of such Indebtedness being entitled to declare such Indebtedness due and payable prior to the date on which it would otherwise become due and payable;

(vii) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within three (3) Trading Days;

(viii) the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(ix) the Initial Registration Statement (as defined in the Registration Rights Agreement) shall not have been (A) filed with the Commission by the Filing Date (as defined in the Registration Rights Agreement) or (B) declared effective by the Commission on or prior to the sixtieth (60th) calendar day after the Closing Date or if the

Company is notified by the Securities and Exchange Commission that the Initial Registration Statement will be reviewed, then, instead of the sixtieth (60th) calendar day after the Closing Date, the date that is ninety (90) days following the Closing Date or (C) the Company does not meet the current public information requirements under Rule 144 in respect of the Registrable Securities (as defined in the Registration Rights Agreement);

(x) if, during the Effectiveness Period (as defined in the Registration Rights Agreement), either (a) the effectiveness of the Registration Statement lapses for any reason or (b) the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Statement for a period of more than twenty (20) consecutive Trading Days or thirty (30) non-consecutive Trading Days during any twelve (12) month period; provided, however, that in no event shall Holder’s inability to resell Registrable Securities under the immediately preceding clause (b) be an Event of Default if the reason for such inability to resell is primarily the result of such Holder’s possession of material non-public information; provided, further, that the immediately preceding proviso shall not apply if the Holder, together with the other Note Holders, has delivered the MNPI Waiver Notice (as defined in the Securities Purchase Agreement) (or is deemed to have delivered the MNPI Waiver Notice by virtue of such Note Holder’s status as a transferee, successor or assignee of a Note Holder that has executed the MNPI Waiver Notice) and the Company thereafter provides the Holder with material non-public information without the Holder’s written consent and the Holder shall not be permitted to resell Registrable Securities under the Registration Statement for the applicable period under clause (b); provided, that for purposes of the foregoing, the Company providing any material non-public information to any Note Holder Designee in accordance with Section 4.8(d) of the Securities Purchase Agreement shall not be considered providing the Holder with material non-public information;

(xi) the Company shall fail for any reason to deliver Warrant Shares to the Holder prior to the third (3rd) Trading Day after the Share Delivery Date (as defined in the Warrant) or the Company shall provide at any notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for exercise of any Warrants in accordance with the terms thereof;

(xii) any Person shall breach any agreement delivered to the Initial Purchaser pursuant to Section 2.2 of the Securities Purchase Agreement (subject to any grace or cure period provided in the Securities Purchase Agreement or if a grace or cure period is not prescribed, within five (5) Business Days);

(xiii) the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(xiv) any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $500,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

(xv) any Security Document shall for any reason fail or cease to create a valid Lien on the collateral described therein in favor of the Agent (for the benefit of the Secured Parties), or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the applicable Subsidiary, the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company, any Subsidiary or any governmental authority having jurisdiction over the Company or any such Subsidiary, seeking to establish the invalidity or unenforceability thereof;

(xvi) the occurrence of a Material Adverse Effect which would require the Company to make a public disclosure under applicable securities laws or the rules and regulations of the Nasdaq Stock Market (whether or not the Company is then listed on the Nasdaq Stock Market) within five (5) Business Days after the occurrence thereof;

(xvii) the occurrence of a breach or default by the Company under any Material License Agreement or Material License other than any Anticipated/Known Breach, which results in the applicable Licensor threatening in writing to (a) terminate such Material License Agreement or Material License and such termination would have a Material Adverse Effect or (B) otherwise take an action (including, without limitation, any modification, suspension or revocation of such Material License Agreement or Material License) that would have a Material Adverse Effect, and, in each case, such breach or default (solely to the extent curable under the terms of the Material License Agreement) is not cured within the applicable cure period permitted thereunder (or, if none is specified, within seven (7) Business Days of the date of occurrence of such breach or default) or otherwise waived by such Licensor;

(xviii) the Licensor under any Material License Agreement has (A) terminated such Material License Agreement or Material License for cause on the basis of a breach or default by the Company or Subsidiary party thereto other than any Anticipated/Known Breach and such termination would have a Material Adverse Effect or (B) otherwise taken any action (including, without limitation, any modification, suspension or revocation of such Material License Agreement or Material License) that has resulted in the occurrence of a Material Adverse Effect; or

(xix) the incurrence of an Authorized Share Failure (as defined in the Warrant), which remains uncured for more than 30 consecutive Trading Days.

(b) Remedies Upon Event of Default. If any Event of Default occurs which is not cured or remedied within the time prescribed, the outstanding principal amount of this Note, plus accrued but unpaid interest and liquidated damages owed in respect thereof through the date of acceleration, shall become, at the Holder’s written election, immediately due and payable in cash at the Mandatory Default Amount. During the continuance of any Event of Default (whether or not the Holder accelerates this Note), at the election of the Holder, the interest rate on this Note shall accrue at an interest rate equal to the Default Rate. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the hereunder shall be provided at such addresses and in the manner set forth in the Securities Purchase Agreement.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages, fees and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in any state and federal court of competent jurisdiction located in New York, New York (the “NY Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the NY Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such NY Courts, or such NY Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. The Agent and the Holder shall not by any act (except by a written instrument executed and delivered in accordance with Section 9(f) below), delay, indulgence, omission or otherwise be deemed to have waived any right, remedy or other power hereunder or under any other Transaction Document or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Agent or the Holder, any right, remedy or other power shall preclude any other or further exercise thereof or the exercise of any other right, remedy or other power. No single or partial exercise of any right, remedy, or power hereunder or under any other Transaction Document shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. Any waiver by the Company or the Holder (or Required Holders) of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note on any future occasion. The failure of the Company or the Holder (or Required Holders) to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder (or Required Holders) must be in writing.

(f) Amendments, Waivers and Modifications. Other than (i) the rights set forth in Section 5 and, unless otherwise approved by Oramed, the right to receive the Exit Fee, which rights may only be waived or amended exclusively by Oramed in writing or (ii) as otherwise expressly set forth in the Transaction Documents to the contrary, this Note shall not be amended or modified, and no provisions hereof or thereof may be waived, without the prior written consent of the Company and the Required Holders; provided that, only the written consent of the Company and, for so long as it holds all or any portion of this Note, Oramed shall be required to approve any amendments or modifications as are required for administrative or clarification purposes in connection with the transfer and assignment of less than all of this Note.

(g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(h) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Agent and the Holder may exercise any or all such rights, remedies and powers at any time(s) in any order which the Agent and the Holder chooses in its sole discretion. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j) Secured Obligation. The Obligations of the Company under this Note are secured by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of September 21, 2023, by and among the Company, all Subsidiaries of the Company and the Secured Parties (the “Security Agreement”).

(k) Binding Nature; Successors and Assigns. This Note shall bind the Company, its Subsidiaries and their successors and assigns and shall inure to the benefit of the Agent, the Holder and their successors and permitted assigns. The Company may not assign any of its rights, or delegate any of its obligations, under this Note or any other Transaction Document without the prior written consent of the Agent, the Holder and the holders of all Additional Notes, and any such purported assignment by the Company without the written consent of the Agent, the Holder and the holders of the Additional Notes shall be void and of no effect.

Section 10. Non-Public Information.

(a) The Holder acknowledges and agrees that the rights and obligations of the parties under this Note may result in the Company providing material non-public information to the Board Observer and/or the Note Holders.

(b) At any time following the Closing Date, the Required Holders may, collectively (but not individually) (collectively, the “NPI Waiving Persons”), deliver a written notice to the Company stating that each such NPI Waiving Person (on behalf of itself and any future transferees, successors or assigns) waives all rights pursuant to this Note and the other Transaction Documents that would, or would reasonably be expected to, result in the NPI Waiving Persons receiving material non-public information from the Company (such notice, the “MNPI Waiver Notice”), which notice shall identify the Note Holder Designee(s) and the contact information therefor. For the avoidance of doubt, any MNPI Waiver Notice shall apply to all Note Holders. Notwithstanding the foregoing, each Note Holder may at any time, by delivering written notice to the Company, permanently waive as to itself the right to receive any of the materials delivered under Section 6 of this Note, and following receipt of such notice, the Company shall refrain from delivering such materials to such Note Holder.

(c) Prior to delivery of the MNPI Waiver Notice, the NPI Waiving Persons shall have established a “tree” system by designating one or more representatives, who shall be named in the MNPI Waiver Notice (each a “Note Holder Designee” and together the “Note Holder Designees”), whereby a separate working group or “tree” with an ethical wall will be formed and dedicated to the NPI Waiving Persons in connection with receiving, reviewing and considering material non-public information that would otherwise be delivered by the Company to the NPI Waiving Persons in connection with the Company’s compliance with its obligations under the Transaction Documents and such Note Holder Designee shall have full power and authority to act on behalf of NPI Waiving Persons with respect to the rights that are waived in the MNPI Waiver Notice.

(d) From and after the delivery of the MNPI Waiver Notice by the NPI Waiving Persons, (i) the NPI Waiving Persons acknowledge and agree that the Company may provide material non public information to the Note Holder Designee(s) in connection with the Company’s compliance with its obligations under the Transaction Documents and (ii) the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any information that constitutes, or the Company reasonably believes constitutes, material non public information, directly to any NPI Waiving Person unless prior thereto such recipient NPI Waiving Person shall have consented in writing to the receipt of such information and agreed in writing with the Company to keep such information confidential.

(e) For the avoidance of doubt, the Company, the Holder and each other Note Holder hereby acknowledges and agrees that, with respect to each of the Holder and each other Note Holder, such Person (i) shall only be deemed to have received material non-public information from the Board Observer if the Board Observer actually provides such information to such Person or any of its representatives (who are serving in their capacities as representatives of such Person), and (ii) shall not be constructively deemed to have received any information (whether material non-public information or otherwise) that is received by the Board Observer but not otherwise actually provided to such Person.

(f) The Company understands and confirms that the Holder and each other Note Holder who is an NPI Waiving Person shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

(g) To the extent that the Company, any of its Subsidiaries, or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to the Note Holders, any transferee thereof, or any of their respective agents or counsel without such recipient’s consent, the Company hereby covenants and agrees that such recipient shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates, or agents, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents, not to trade on the basis of, such material, non-public information, provided that such recipient shall remain subject to applicable law. For avoidance of doubt, this Section 10.8(g) shall not apply to the delivery of any material non-public information to any Note Holder Designee in accordance with Section 10.8(d).

Section 11. Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

SCILEX HOLDING COMPANY, a Delaware corporation

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President